Exhibit 10.10

SUB-PLAN – ISRAELI TAXPAYERS

MEMIC INNOVATIVE SURGERY LTD.

2022 INCENTIVE COMPENSATION PLAN

1. Special Provisions for Israeli Taxpayers

1.1. This Sub-Plan for Israeli taxpayers (the “Sub-Plan”) to the Memic Innovative Surgery Ltd. 2022 Incentive Compensation Plan, as may be amended from time to time (the “Plan”) is made in accordance with Section 9(m) of the Plan and was approved by the Board of Memic Innovative Surgery Ltd. (the “Company”) on [________], 2022.

1.2. The provisions specified hereunder apply only to Participants who are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to Awards.

1.3. This Sub-Plan applies with respect to Awards, including for the avoidance of doubt, Options, Restricted Stock Awards, Restricted Stock Unit Awards and other equity-based awards, granted under the Plan settled solely in Shares. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards and Shares that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan complies with, and is subject to, the Ordinance and Section 102.

1.4. The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

2. Definitions Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Sub-Plan:

2.1. “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Shares or any other Share-based Award granted under the Plan which are settled solely in Shares.

2.2. “3(i) Award” means an Award which is subject to taxation pursuant to Section 3(i) of the Ordinance which has been granted to any Participant who is not an Eligible 102 Participant.

2.3. “102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) or (3) of the Ordinance, as applicable, pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

2.4. “102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

2.5. “102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the Ordinance pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

2.6. “102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

2.7. “102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Eligible 102 Participant and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

2.8. “Affiliate” for the purposes of grants made under this Sub-Plan, means any affiliate of the Company that is an “employing company” within the meaning of Section 102(a) of the Ordinance.

2.9. “Controlling Shareholder” as defined in Section 32(9) of the Ordinance.

2.10. “Deposit Requirements” means with respect to a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Committee’s approval of such Award, including full details of the terms of the Awards, (b) a copy of the Award Agreement executed by the Eligible 102 Participant and/or the Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Committee’s approval of such Award, and (c) with respect to Restricted Stock or Restricted Stock Unit, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Committee’s approval of such Award.

2.11. “Election” means the Company’s or its Affiliate’s choice of the type of 102 Trustee Grants it will make under the Plan (as between 102 Capital Gains Track Grants or 102 Ordinary Income Track Grants), as filed with the ITA.

2.12. “Eligible 102 Participant” means a Participant who is employed by an Israeli company being the Company or its Affiliates and an individual who is serving and engaged personally (and not through an entity) as a director or an office holder, who is not a Controlling Shareholder.

2.13. “Israeli Fair Market Value” means with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the Israeli Fair Market Value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.14. “ITA” means the Israeli Tax Authority.

2.15. “Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.16. “Ordinance” means the Israeli Income Tax Ordinance (New Version) 5271-1961 and the rules (including the Rules), regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

2.17. “Required Holding Period” means the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which 102 Trustee Grants granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award and for 102 Ordinary Income Track Grant is 12 months from the date of grant of the Award.

2.18. “Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

2.19. “Section 102” means the provisions of Section 102 of the Ordinance, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

2.20. “Trustee” means a person or entity designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the Ordinance.

3. Types of Awards and Section 102 Election

3.1. Awards made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) or (3) (as applicable) of the Ordinance as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the Ordinance as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2. Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Sub-Plan.

3.3. No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the date upon which the requisite filings required by the Ordinance and the Rules have been made with the ITA, including the filing of the Plan and this Sub-Plan.

3.4. The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. Terms and Conditions of 102 Trustee Grants

4.1. Each 102 Trustee Grant will be deemed granted on the date approved by the Committee and stated in a written or electronic notice by the Company, provided that the Participant has signed all documents required by the Company or pursuant to applicable law, and that the Company has also complied with all applicable Deposit Requirements.

4.2. Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Awards, provided that either (a) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the Ordinance, or (b) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the Ordinance. The Trustee shall not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3. Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the Ordinance, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the Ordinance and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the Ordinance, and the terms and conditions of the trust agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the Ordinance specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements. With respect to 102 Capital Gain Track Grants, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the Ordinance and the Israeli Fair Market Value will apply with respect to the Israeli tax rate applicable to such Awards (including Restricted Stock Units and Options whose exercise price is lower than the Israeli Fair Market Value of the Shares on the date of grant).

4.4. During the applicable Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including share dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (a) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities, and (b) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the applicable Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the Ordinance and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the applicable Required Holding Period).

4.5. In the event a share dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant, in accordance with the Plan, after deduction of taxes and mandatory payments, in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.6. If an Award granted as a 102 Trustee Grant is exercised, vests or settled, as applicable, on account of which Shares are to be issued during the applicable Required Holding Period, the Shares issued upon such exercise, vesting or settlement, as applicable, shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (a) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (b) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan, this Sub-Plan and the applicable Award Agreement.

4.7. To avoid any doubt: (i) notwithstanding anything to the contrary in the Plan, payment upon exercise or purchase of Awards granted under the 102 Capital Gains Track, may only be paid by cash or check, and not by surrender of Shares, reduction of Shares pursuant to a net exercise or other forms of payment, unless and to the extent permitted under Section 102 and as authorized by the ITA (as applicable); (ii) notwithstanding anything to the contrary in the Plan, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including pursuant to recapitalization events, repricings, share exchange programs, dividend adjustments and the like, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained (as applicable); (iii) notwithstanding anything to the contrary in the Plan, Awards subject to performance criteria that are granted under the 102 Capital Gains Track must include objective, fixed and measurable performance criteria, defined and not subject to consideration after approval of the terms of the grant and must clearly define the maximum number of Shares to be issued upon vesting of the Award; (iv) notwithstanding anything to the contrary in the Plan, repurchase rights and call options with regard to Awards made as 102 Capital Gains Track Grants shall be subject to the approval of the ITA and any terms and conditions of such approval (as applicable), unless determined otherwise by the Committee. To clarify, the Committee has the discretion to choose not to implement any term or condition including but not limited to, the requirement to use a third-party expert to determine the Fair Market Value or Israeli Fair Market Value of the Shares on the date of the repurchase for purposes of setting the repurchase price. If the Committee exercises such discretion (i.e., it chooses not to implement a term or condition of the ITA approval), such act will not constitute an amendment of the terms of the Award and will not require the Participant’s approval or any other approval; (v) notwithstanding anything to the contrary in the Plan, implementation of the Clawback Policy with respect to Awards granted under the 102 Capital Gains Track is subject to compliance with the requirements of Section 102; and (vi) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

4.8. Any Award granted under the 102 Capital Gains Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, and therefore the Plan and the Sub-Plan are to be read such that they comply with the requirements of Section 102. Should any provision in the Plan and/or the Sub-Plan disqualify the Plan and/or the Sub-Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and the underlying Shares unless the ITA provides approval of compliance with Section 102. For the avoidance of any doubt, and notwithstanding anything to the contrary in the Plan, it is clarified that the grant of certain types of equity-based Awards under the 102 Capital Gains Track are subject to the confirmation and approval of the ITA.

5. Assignability

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6. Tax Consequences

6.1. Any tax consequences arising from the grant, vesting, settlement, exercise of any Award, the issuance, sale or transfer and payment for the Shares or the acquisition of Shares issued upon the exercise or vesting, as applicable, of any Award, from the sale or disposition of any Shares covered by an Award, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) hereunder (including without limitation, any taxes and compulsory payments, such as National Insurance Institute and health tax payments) or otherwise relating to an Award or Shares issued thereupon, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

6.2. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, vesting, sale, transfer or other disposition thereof, including, but not limited, to (a) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter payable or to be provided to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (b) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares; (c) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (d) causing the exercise and sale of any Awards or Shares held by or on behalf of the Participant or selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.3. The Company does not represent or undertake that an Award shall qualify for or comply with the requisites of any particular tax treatment (such as the 102 Capital Gains Track), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature or other obligation to indemnify or hold harmless a Participant or any Beneficiary in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

6.4. With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 and the Rules.

6.5. The Company and/or when applicable, the Trustee shall not be required to release any Share to an Israeli Participant until all required payments have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and no Participant shall have any claims in connection with such refusal. In addition, the Company shall not be obligated to honor the exercise or vesting of an Award by or on behalf of a Participant until all tax consequences (if any) arising from the exercise or vesting of such Award and/or sale or disposition of Shares and/or Award are resolved in a manner reasonably acceptable to the Company.

6.6. THE PARTICIPANT IS STRONGLY ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING OR DISPOSING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN THE SOLE RESPONSIBILITY OF THE PARTICIPANT.

7. Securities Laws

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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